Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Board of Directors and Shareholders
PepsiCo, Inc.:

We consent to incorporation by reference in the Registration Statement on Form S-3 (the “Registration Statement”) of PepsiCo, Inc. and Subsidiaries (“PepsiCo, Inc.”) of our audit report dated February 18, 2011, except for Notes 1, 3, and 4, which are as of March 31, 2011, with respect to the Consolidated Balance Sheet of PepsiCo, Inc. as of December 25, 2010 and December 26, 2009 and the related Consolidated Statements of Income, Cash Flows and Equity for each of the fiscal years in the three-year period ended December 25, 2010, which report appears in the Form 8-K dated March 31, 2011, and to our report dated February 18, 2011 on the effectiveness of internal control over financial reporting as of December 25, 2010, which report appears in the December 25, 2010 annual report on Form 10-K of PepsiCo, Inc. and to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Registration Statement.

/s/ KPMG LLP
New York, New York
October 13, 2011